                                                                    EXHIBIT 99.1

- - - - - --------------------------------------------------------------------------------
- - - - - --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                             _______________________


                                    FORM 11-K

             FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
               AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


(Mark One)

[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF
     1934
     For the fiscal year ended December 31, 1993
                                       OR
[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
     For the transition period from ____________________ to ____________________


                         Commission file number 1-10053


A. FULL TITLE OF THE PLAN AND THE ADDRESS OF THE PLAN, IF DIFFERENT FROM THAT OF THE ISSUER NAMED BELOW:


                  ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN


B. NAME OF ISSUER OF THE SECURITIES HELD PURSUANT TO THE PLAN AND THE ADDRESS OF ITS PRINCIPAL EXECUTIVE OFFICE:

                               ORYX ENERGY COMPANY

                                 13155 NOEL ROAD
                            DALLAS, TEXAS  75240-5067

                              REQUIRED INFORMATION


                                                                            PAGE
                                                                            ----

     Report of Independent Accountants . . . . . . . . . . . . . . . . . . .F-1
     Balance Sheet as of December 31, 1993 . . . . . . . . . . . . . . . . .F-2
     Balance Sheet as of December 31, 1992 . . . . . . . . . . . . . . . . .F-3
     Statement of Income and Changes in Plan Equity
       for the Year Ended December 31, 1993. . . . . . . . . . . . . . . . .F-4
     Statement of Income and Changes in Plan Equity
       for the Year Ended December 31, 1992. . . . . . . . . . . . . . . . .F-5
     Statement of Income and Changes in Plan Equity
       for the Year Ended December 31, 1991. . . . . . . . . . . . . . . . .F-6
     Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . .F-7
     Schedules
       Schedules I, II and III have been omitted because the required information is shown in the financial statements or notes thereto.
     Exhibits
       a. Consent of Independent Accountants

                                    SIGNATURE


THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed by the undersigned, thereunto duly authorized.



                                              Oryx Energy Company
                                           Capital Accumulation Plan

                                   By:  /s/ Frances G. Heartwell
                                       --------------------------------
                                             Frances G. Heartwell
                                              PLAN ADMINISTRATOR

Date:  June 23, 1994

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Plan Administrator of the Oryx Energy Company Capital Accumulation Plan:

We have audited the balance sheets of the Oryx Energy Company Capital Accumulation Plan as of December 31, 1993 and 1992, and the related statements of income and changes in plan equity for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Oryx Energy Company Capital Accumulation Plan as of December 31, 1993 and 1992, and the results of its operations for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.



                                                       Coopers & Lybrand

Dallas, Texas
June 17, 1994

                  ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                                  BALANCE SHEET
                                DECEMBER 31, 1993


                                FUND         FUND        FUND          FUND         FUND        FUND       PARTICIPANT
                                  A            B           C             D          ESOP          L           LOANS         TOTAL
                                ----         ----        ----          ----         ----        ----       -----------      -----
ASSETS
Investments, at Market
 Value (Notes 1 and 2):
  Participation in:
    Short-term funds (cost
     approximates market
     value) . . . . . . . .  $12,299,958  $11,774,387  $11,908,176     $470,691   $2,516,356     $271,538     $114,886  $39,355,992
    Capital preservation
     fund . . . . . . . . .           --           --   66,214,605           --           --           --           --   66,214,605
    Oryx Energy Company
     common stock fund
     (245,764 shares;
     cost $7,606,040) . . .           --           --           --    4,239,429           --           --           --    4,239,429
    Oryx Energy Company
     ESOP common stock
     fund (779,674 shares;
     cost $19,080,954)  . .           --           --           --           --   13,449,377           --           --   13,449,377
    Oryx Energy Company
     leveraged ESOP
     common stock fund
     (2,709,084 shares;
     cost $103,991,386)
     (Note 4) . . . . . . .           --           --           --           --           --   46,731,699           --   46,731,699
    Participant loans . . .           --           --           --           --           --           --    4,972,378    4,972,378
Cash and Receivables  . . .       10,320       10,241       94,730          430       54,967          576       90,006      261,270
Company Contribution
 Receivable . . . . . . . .           --           --           --           --           --    1,656,760           --    1,656,760
Interfund Receivable
 (Payable)  . . . . . . . .       51,166       10,908       67,188       11,247      (30,845)          --     (109,664)         --
                             -----------  -----------  -----------   ----------  -----------  -----------   ---------- ------------
TOTAL ASSETS  . . . . . . .  $12,361,444  $11,795,536  $78,284,699   $4,721,797  $15,989,855  $48,660,573   $5,067,606 $176,881,510
                             -----------  -----------  -----------   ----------  -----------  -----------   ---------- ------------
                             -----------  -----------  -----------   ----------  -----------  -----------   ---------- ------------

LIABILITIES AND
 PLAN EQUITY
Withdrawals and Other
 Benefits Payable . . . . .        $  --       $5,375      $25,166       $7,572         $ --      $64,142         $ --     $102,255
Accrued Interest Payable  .           --           --           --           --           --    1,404,836           --    1,404,836
Other Payables  . . . . . .        2,000       12,500           --           --           --           --           --       14,500
ESOP Note Payable
 (Note 4) . . . . . . . . .           --           --           --           --           --  102,250,000           --  102,250,000
Plan Equity (Deficit) . . .   12,359,444   11,777,661   78,259,533    4,714,225   15,989,855  (55,058,405)   5,067,606   73,109,919
                             -----------  -----------  -----------   ----------  -----------  -----------   ---------- ------------
TOTAL LIABILITIES
 AND PLAN EQUITY  . . . . .  $12,361,444  $11,795,536  $78,284,699   $4,721,797  $15,989,855  $48,660,573   $5,067,606 $176,881,510
                             -----------  -----------  -----------   ----------  -----------  -----------   ---------- ------------
                             -----------  -----------  -----------   ----------  -----------  -----------   ---------- ------------


                            (See Accompanying Notes)

                  ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                                  BALANCE SHEET
                                DECEMBER 31, 1992

                                FUND         FUND        FUND          FUND         FUND        FUND       PARTICIPANT
                                  A            B           C             D          ESOP          L           LOANS         TOTAL
                                ----         ----        ----          ----         ----        ----       -----------      -----
ASSETS
Investments, at Market
 Value (Notes 1 and 2):
  Participation in:
    Short-term funds (cost
     approximates market
     value) . . . . . . . .     $707,785     $781,048   $7,172,854      $93,324     $719,393     $277,000         $ --   $9,751,404
    Diversified stock fund
     (cost $6,355,166)  . .   10,788,779           --           --           --           --           --           --   10,788,779
    Diversified investment
     fund (cost $6,803,002)           --    8,103,231           --           --           --           --           --    8,103,231
    Capital preservation
     fund . . . . . . . . .           --           --   74,429,666           --           --           --           --   74,429,666
    Oryx Energy Company
     common stock fund
     (280,825 shares;
     cost $8,914,416) . . .           --           --           --    5,511,191           --           --           --    5,511,191
    Oryx Energy Company
     ESOP common stock
     fund (1,019,344 shares;
     cost $24,933,422)  . .           --           --           --           --   20,004,626           --           --   20,004,626
    Oryx Energy Company
     leveraged ESOP
     common stock fund
     (2,753,490 shares;
     cost $105,692,617)
     (Note 4) . . . . . . .           --           --           --           --           --   54,037,241           --   54,037,241
    Participant loans . . .           --           --           --           --           --           --    2,241,874    2,241,874
Cash and Receivables  . . .      101,701       63,712      281,110       53,698        1,952        1,990           --      504,163
Company Contribution
 Receivable . . . . . . . .           --           --           --           --           --    1,677,493           --    1,677,493
Interfund Receivable
 (Payable)  . . . . . . . .      (59,667)      13,362     (299,606)     (78,954)     (72,560)          --      497,425          --
                             -----------  -----------  -----------   ----------  ------------------- ------------------------------
TOTAL ASSETS  . . . . . . .  $11,538,598   $8,961,353  $81,584,024   $5,579,259  $20,653,411  $55,993,724   $2,739,299 $187,049,668
                             -----------   ----------  -----------   ----------  -----------  -----------   ---------- ------------
                             -----------   ----------  -----------   ----------  -----------  -----------   ---------- ------------

LIABILITIES AND
 PLAN EQUITY
Withdrawals and Other
 Benefits Payable . . . . .     $140,580     $135,943   $2,016,637      $47,924     $394,867       $5,278         $ --   $2,741,229
Accrued Interest Payable  .           --           --           --           --           --    1,496,811           --    1,496,811
Other Payables  . . . . . .        4,190       11,052       24,215        2,428        5,090           --           --       46,975
ESOP Note Payable
 (Note 4) . . . . . . . . .           --           --           --           --           --  104,550,000           --  104,550,000
Plan Equity (Deficit) . . .   11,393,828    8,814,358   79,543,172    5,528,907   20,253,454  (50,058,365)   2,739,299   78,214,653
                             -----------   ----------  -----------   ----------  -----------  -----------   ---------- ------------
TOTAL LIABILITIES
 AND PLAN EQUITY  . . . . .  $11,538,598   $8,961,353  $81,584,024   $5,579,259  $20,653,411  $55,993,724   $2,739,299 $187,049,668
                             -----------   ----------  -----------   ----------  -----------  -----------   ---------- ------------
                             -----------   ----------  -----------   ----------  -----------  -----------   ---------- ------------


                            (See Accompanying Notes)

                  ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                 STATEMENT OF INCOME AND CHANGES IN PLAN EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1993

                                FUND         FUND        FUND          FUND         FUND        FUND       PARTICIPANT
                                  A            B           C             D          ESOP          L           LOANS         TOTAL
                                ----         ----        ----          ----         ----        ----       -----------      -----
Additions (Deductions):

  Employee
   contributions  . . . . .   $1,093,415     $640,230   $3,006,859     $639,061         $ --         $ --         $ --   $5,379,565
  Employer
   contributions  . . . . .           --           --           --           --           --   10,084,399           --   10,084,399
  Interfund transfers . . .      (51,524)   1,830,038   (2,177,352)    (577,960)    (806,427)    (341,068)   2,124,293           --
  Dividend income . . . . .      337,220      510,769           --      111,752      378,553    1,089,857           --    2,428,151
  Interest income . . . . .          110          242    6,295,688        2,837       24,326        5,667      247,936    6,576,806
  Other receipts  . . . . .           --           --           --        1,061        2,368        3,083           --        6,512
  Realized gain (loss) on
   investments (Note 5) . .    5,116,482    2,168,480           --     (692,756)  (1,139,829)    (741,949)          --    4,710,428
  Unrealized appreciation
   (depreciation) of
   investments (Note 5) . .   (4,433,613)  (1,300,229)          --       36,614     (702,782)  (5,604,310)          --  (12,004,320)
  Withdrawals and other
   benefit payments . . . .   (1,079,942)    (834,756)  (8,334,982)    (322,508)  (2,005,101)    (676,376)     (43,922) (13,297,587)
  Interest expense
   (Note 4) . . . . . . . .           --           --           --           --           --   (8,819,343)          --   (8,819,343)
  Administrative expense
   (Note 2) . . . . . . . .      (16,532)     (51,471)     (73,852)     (12,783)     (14,707)          --           --     (169,345)
                             -----------  -----------  -----------   ----------  ----------- ------------   ----------  -----------

Net Additions
 (Deductions) . . . . . . .      965,616    2,963,303   (1,283,639)    (814,682)  (4,263,599)  (5,000,040)   2,328,307   (5,104,734)

Plan Equity (Deficit),
 January 1, 1993  . . . . .   11,393,828    8,814,358   79,543,172    5,528,907   20,253,454  (50,058,365)   2,739,299   78,214,653
                             -----------  -----------  -----------   ----------  ----------- ------------   ----------  -----------

Plan Equity (Deficit),
 December 31, 1993  . . . .  $12,359,444  $11,777,661  $78,259,533   $4,714,225  $15,989,855 $(55,058,405)  $5,067,606  $73,109,919
                             -----------  -----------  -----------   ----------  ----------- ------------   ----------  -----------
                             -----------  -----------  -----------   ----------  ----------- ------------   ----------  -----------


                            (See Accompanying Notes)

                  ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                 STATEMENT OF INCOME AND CHANGES IN PLAN EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1992

                                FUND         FUND        FUND          FUND         FUND        FUND       PARTICIPANT
                                  A            B           C             D          ESOP          L           LOANS         TOTAL
                                ----         ----        ----          ----         ----        ----       -----------      -----
Additions (Deductions):

  Employee
   contributions  . . . . .   $1,300,783     $604,937   $4,172,807   $1,062,118         $ --         $ --         $ --   $7,140,645
  Employer
   contributions  . . . . .           --           --           --           --           --    8,633,789           --    8,633,789
  Interfund transfers . . .     (402,394)     499,774   (2,321,549)     524,545   (1,039,675)          --    2,739,299           --
  Dividend income . . . . .      338,889      525,836           --      222,898      980,752    2,236,046           --    4,304,421
  Interest income . . . . .       21,422       20,842    7,575,913       10,135       32,756       19,505           --    7,680,573
  Realized gain (loss) on
   investments (Note 5) . .    1,005,494      284,292           --     (671,267)  (1,057,393)  (1,533,534)          --   (1,972,408)
  Unrealized appreciation
   (depreciation) of
   investments (Note 5) . .     (560,825)    (229,354)          --     (916,392)  (6,521,178) (15,344,825)          --  (23,572,574)
  Withdrawals and other
   benefit payments . . . .   (3,427,023)  (2,184,396) (28,102,018)  (1,413,939)  (8,084,965)  (1,894,636)          --  (45,106,977)
  Interest expense
   (Note 4) . . . . . . . .           --           --           --           --           --   (9,059,545)          --   (9,059,545)
  Administrative expense
   (Note 2) . . . . . . . .      (15,458)     (41,903)     (96,632)      (9,704)     (17,632)          --           --     (181,329)
                             -----------   ----------  -----------   ----------  ----------- ------------   ----------  -----------
Net Additions
 (Deductions) . . . . . . .   (1,739,112)    (519,972) (18,771,479)  (1,191,606) (15,707,335) (16,943,200)   2,739,299  (52,133,405)

Plan Equity (Deficit),
 January 1, 1992  . . . . .   13,132,940    9,334,330   98,314,651    6,720,513   35,960,789  (33,115,165)          --  130,348,058
                             -----------   ----------  -----------   ----------  ----------- ------------   ----------  -----------

Plan Equity (Deficit),
 December 31, 1992  . . . .  $11,393,828   $8,814,358  $79,543,172   $5,528,907  $20,253,454 ($50,058,365)  $2,739,299  $78,214,653
                             -----------   ----------  -----------   ----------  ----------- ------------   ----------  -----------
                             -----------   ----------  -----------   ----------  ----------- ------------   ----------  -----------


                            (See Accompanying Notes)

                  ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                 STATEMENT OF INCOME AND CHANGES IN PLAN EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1991

                                FUND         FUND        FUND          FUND         FUND        FUND
                                  A            B           C             D          ESOP          L            TOTAL
                                ----         ----        ----          ----         ----        ----           -----
Additions (Deductions):

  Employee
   contributions  . . . . .   $1,332,111     $655,697   $5,883,173   $1,697,782         $ --        $ --      $9,568,763
  Employer
   contributions  . . . . .           --           --           --           --           --    7,485,467      7,485,467
  Interfund transfers . . .      653,949      166,054     (963,003)   2,239,968   (2,093,767)      (3,201)            --
  Dividend income . . . . .      335,609      542,127           --      203,219    1,810,279    3,420,973      6,312,207
  Interest income . . . . .       29,770       21,956    8,624,751       16,050       54,212       30,819      8,777,558
  Other receipts  . . . . .           --           --           --           --        3,788           50          3,838
  Realized gain (loss) on
   investments (Note 5) . .       53,869         (178)          --      (89,710)   2,256,396      (86,816)     2,133,561
  Unrealized appreciation
   (depreciation) of
   investments (Note 5) . .    2,350,878    1,175,043           --   (1,807,387) (17,465,869) (29,811,033)   (45,558,368)
  Withdrawals and other
   benefit payments . . . .     (680,102)    (602,365) (11,345,587)    (394,611)  (6,111,623)    (513,532)   (19,647,820)
  Interest expense (Note 4)           --           --           --           --           --   (9,217,698)    (9,217,698)
  Administrative expense
   (Note 2) . . . . . . . .      (14,224)     (39,876)     (71,119)     (12,789)     (22,341)          --       (160,349)
  Transfers from the Plan
   (Note 6) . . . . . . . .       (4,881)     (18,740)    (347,005)     (19,920)    (269,402)     (56,900)      (716,848)
                             -----------   ----------  -----------   ----------  -----------  -----------   ------------
Net Additions (Deductions)     4,056,979    1,899,718    1,781,210    1,832,602  (21,838,327) (28,751,871)   (41,019,689)

Plan Equity (Deficit),
 January 1, 1991  . . . . .    9,075,961    7,434,612   96,533,441    4,887,911   57,799,116   (4,363,294)   171,367,747
                             -----------   ----------  -----------   ----------  -----------  -----------   ------------

Plan Equity (Deficit),
 December 31, 1991  . . . .  $13,132,940   $9,334,330  $98,314,651   $6,720,513  $35,960,789 ($33,115,165)  $130,348,058
                             -----------   ----------  -----------   ----------  -----------  -----------   ------------
                             -----------   ----------  -----------   ----------  -----------  -----------   ------------


                            (See Accompanying Notes)

                  ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                          NOTES TO FINANCIAL STATEMENTS


1.   GENERAL DESCRIPTION

     The Oryx Energy Company Capital Accumulation Plan (Plan) is a combined stock bonus and employee stock ownership plan (ESOP) sponsored by Oryx Energy Company (Oryx Energy or Company) and became effective on November 1, 1988. The Plan provides an individual account for each participant. Amounts disbursed to participants or conversions between funds are based solely upon amounts contributed to each participant's account adjusted to reflect any withdrawals and distributions, investment earnings attributable to such fund balances and appreciation or depreciation of the market value of the fund.

     This summary of information about the Plan is qualified in its entirety by reference to the provisions of the Plan, as amended.

     EMPLOYEE CONTRIBUTIONS

     In general, an employee may instruct the employer to contribute to the Plan up to five percent, in whole percentages, of base pay (Earnings) on either a pre-tax basis or post-tax basis. Earnings exclude such payments as bonuses, overtime and premium payments. An employee may also elect to make additional contributions of up to ten percent of Earnings. The additional contributions may be on either a pre-tax basis, post-tax basis or any combination thereof. An employee who cannot make pre-tax contributions of five percent of Earnings due to certain limitations imposed by the Internal Revenue Code of 1986, as amended (Code), as described in Note 3, can nonetheless make post-tax contributions up to the limits imposed by the Plan, subject to the additional Code limitations described in Note 3.

     EMPLOYER CONTRIBUTIONS

     The first five percent of employee contributions are matched by the Company at 110 percent up to the first $50,000 of employee Earnings and at 100 percent thereafter (Employer Contributions). From time to time, the Company also contributes additional amounts when necessary to meet the loan repayment requirements on the ESOP Notes described in Note 4.

     VESTING RIGHTS

     Participants are immediately 100 percent vested in their account balances derived from Company contributions, employee contributions and any amounts rolled-over to the Plan from another eligible retirement plan.

     PLAN TERMINATION

     Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

     PARTICIPANT INVESTMENT PROGRAMS

     Employee contributions and employer contributions are invested by the trustee and investment managers as directed by participants. Participants make investment elections to have their contributions invested in any combination of the four funds listed below in increments of one percent. In addition, participants may convert past investments into any of the four funds by making fund transfers. These fund conversions may be made in one percent increments. A portion of each fund is maintained in short-term investments for administration of the fund. Bankers Trust Company is the master trustee for investment activity.

                  ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


1.   GENERAL DESCRIPTION (CONTINUED)

     PARTICIPANT INVESTMENT PROGRAMS (CONTINUED)

     Prior to January 1, 1994, participants had the option of investing their contributions in any one or more of the following funds:

     Fund A: The Diversified Stock Fund - a fund invested by investment managers primarily in a broadly diversified portfolio consisting of common stock, preferred stock, other types of equity investments and/or an index fund. The fund may not invest in any Oryx Energy securities except that an index fund may contain Oryx Energy securities. The equity securities in Fund A were invested in an index fund maintained and managed by Wells Fargo Nikko Investment Advisors which was designed to provide investment results similar to the Standard & Poor's Composite Index of 500 Stocks.

     Fund B: The Diversified Investment Fund - a fund invested by investment managers primarily in an asset allocation fund consisting of a combination of equity investments (diversified common and preferred stocks, other types of equity investments and/or an index fund) and fixed income securities. The investment managers increase or decrease these asset classes at their sole discretion based upon expected return and risk assumptions for the available investment alternatives. The fund may not invest in any Oryx Energy securities except that an index fund may contain Oryx Energy securities. The Diversified Investment Fund was managed by Wells Fargo Nikko Investment Advisors.

     Fund C: The Capital Preservation Fund - a fund primarily invested in contracts issued by insurance companies or banks and obligations of U.S. Government agencies that provide a stated rate of return for a fixed period of time. The interest credited to participants' accounts is a blended rate based on a weighted average of all the contracts owned by the fund. Bankers Trust Company was the trustee of Fund C and held the investment contracts. Certus Financial Corporation served as an advisor/manager in selecting investments for this fund through June 30, 1993, when Vanguard Fiduciary Trust Company (Vanguard) assumed this responsibility.

                  ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


1.   GENERAL DESCRIPTION (CONTINUED)

     PARTICIPANT INVESTMENT PROGRAMS (CONTINUED)

               Identified below are the companies that have entered into agree-ments as of December 31, 1993:

                                                   EFFECTIVE
                                                    ANNUAL           PERCENT OF
                                                   INTEREST        INVESTMENT FUND
                                                     RATE             VALUE AT            LAST
                                                   (NET OF          DECEMBER 31,        MATURITY
          COMPANY                                  EXPENSES)            1993              DATE
          --------                                 ---------       ---------------      --------
          Allstate Life Insurance Company . . . .      8.90%              6             12/10/96
          American International Life Assurance
           Company of New York  . . . . . . . . .      5.36%             14              7/31/98
          Bankers Trust Company . . . . . . . . .      6.61%              3              6/25/97
          Continental Assurance Company . . . . .      8.80%              7              1/31/94
          Hartford Life Insurance Company . . . .      9.15%              4             10/15/95
          Metropolitan Life Insurance Company . .      9.25%             12              5/31/95
          New York Life Insurance Company . . . .      8.40%              2              7/15/96
          Northwestern National Life
           Insurance Company  . . . . . . . . . .      8.85%              6              8/15/95
          Principal Mutual Life
           Insurance Company  . . . . . . . . . .      9.12%             10              1/03/95
          The Canada Life Assurance Company . . .      9.32%              3              1/16/96
          The Equitable Life Assurance Society
           of the United States . . . . . . . . .      9.00%             12             11/30/95
          The Prudential Insurance Company
           of America . . . . . . . . . . . . . .      9.42%              6              8/15/97
          The Travelers Insurance Companies . . .      9.66%              7              2/28/95
          The Travelers Insurance Companies . . .      8.75%              4              3/15/96
          The Travelers Insurance Companies . . .      8.60%              4              9/16/96



Fund D: The Oryx Energy Company Common Stock Fund - a fund primarily invested in Oryx Energy Company common stock, par value $1 per share (Oryx Common Stock). Cash contributions directed for investment in Fund D are used by Bankers Trust Company, as trustee, to purchase Oryx Common Stock on securities exchanges and from Oryx Energy, individual stockholders, the trustee of the Oryx Energy Company Retirement Plan or any other bona fide offeror of such Oryx Common Stock, at the lowest price obtainable at the time.

     INVESTMENT OF EMPLOYER CONTRIBUTIONS

     Effective August 1, 1989, all Employer Contributions are invested in
     Fund L, a fund primarily invested in Oryx Common Stock and held in trust by State Street Bank and Trust Company. Employer Contributions are made in such amounts as are necessary to fund quarterly loan payments on the ESOP Notes described in Note 4. These Employer Contributions, along with any dividends paid on the shares acquired with the loan proceeds, are used by the Trust to repay the principal and interest on the original $110 million ESOP loan. As loan payments are made, shares held in the unallocated account are released and allocated (or credited) to individual employee accounts. The number of shares released after each loan payment is based on the ratio of the current loan payment to the sum of all future loan payments. The shares released are allocated proportionally to individual employee accounts based on the amount of each employee's Employer Contribution relative to total Employer Contributions. Participants also receive an allocation of shares representing any dividends due on shares held in their accounts.

                  ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


1.   GENERAL DESCRIPTION (CONTINUED)

     INVESTMENT OF FUND EARNINGS

     Generally, earnings from dividends and interest on each of the funds are retained by the trustee and reinvested in the same fund. Participants may elect to receive any dividends on certain Oryx Common stock held in Fund ESOP from Employer Contributions made prior to August 1, 1989. Any dividends paid on shares attributable to the Payroll-based Tax Credit Employee Stock Ownership Plan (PAYSOP) sub-account under Fund ESOP are paid to participants if $10 or more; otherwise, the dividends are reinvested.

     PARTICIPANT LOANS

     Effective November 1, 1992, participants may obtain loans from their account balances in Funds A, B, C and/or D of the Plan. Participant loans are administered in accordance with the provisions of Code Section 72(p) and Department of Labor (DOL) regulation Section 2550.408b-1. The loan amount may be up to 50 percent of a participant's available balance, subject to a maximum of $50,000. The loan bears interest based on the prime rate in effect on the first day of the month in which the loan is applied for plus one percent. Personal loans may have a term of up to five years and residential loans up to 15 years. Both the principal and interest portions of loan repayments are reinvested in participants' accounts in accordance with their current investment elections. Defaults on loan repayments are treated as distributions.

     INVESTMENT PROGRAM PARTICIPANTS

     There were 1,923; 2,093; and 2,934 participants at December 31, 1993, 1992 and 1991, respectively, who participated in one or more of the funds. Participant accounts in each of the funds at December 31 were as follows:


                                       1993        1992        1991
                                       ----        ----        ----
          Fund A . . . . . . . . .      759         802       1,022
          Fund B . . . . . . . . .      652         615         767
          Fund C . . . . . . . . .    1,599       1,747       2,435
          Fund D . . . . . . . . .      620         688         952
          Fund ESOP. . . . . . . .    1,709       1,901       2,536
          Fund L . . . . . . . . .    1,555       1,764       2,494


     AMENDMENTS TO THE PLAN

     Effective January 1, 1994, Vanguard replaced Bankers Trust Company as the master trustee for investment activity. In connection with this change, Funds A and B were replaced by five mutual funds offered by Vanguard. Funds C, D, ESOP and L remained essentially unchanged. The primary investments underlying Funds A and B were liquidated in December, 1993 and invested in short-term funds held by Bankers Trust pending transfer to the new Vanguard mutual funds in January, 1994.

     Effective February 1, 1994, the Plan Administrator may limit the number of Fund L shares allocated to Highly Compensated Employees (HCEs), so that no more than one-third of all such allocated shares are allocated to HCEs. This provision is designed to alleviate the contribution limitations imposed by Code Section 415 associated with the ESOP Note described in Note 4, and to allow employees to contribute more to the Plan than would otherwise be permitted under Code Section 415.

                  ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Plan utilizes the accrual basis of accounting and has a fiscal year end of December 31.

     INVESTMENTS

     The valuation of the Plan's investments in all funds is based on the market value of the assets held in the funds. The Plan's relative interest in the investment funds underlying Funds A and B is determined by the investment manager on a unit-method basis. The valuation of Funds A and B is based on the closing market price of the assets which comprise the funds on the last business day of the plan year. Investments in Fund C are carried at contract value (which equals original cost plus accrued interest less any distributions). The valuation of common stock in Funds D, ESOP and L is based on the closing market price as reported on the New York Stock Exchange on the last business day of the plan year. Purchases and sales of securities are reflected on a trade-date basis. Dividend income is recognized on the ex-dividend date.

     Gains and losses on disposition of assets are determined using historical average cost. The DOL requires realized and unrealized gains and losses to be determined using the asset value at the beginning of the plan year (referred to as the "current value method") rather than the historical cost basis. Accordingly, net gain (loss) on sale of assets and unrealized appreciation (depreciation) of assets as reported on the Form 5500 Annual Return/ Report of Employee Benefit Plan are different than those reported on the Statements of Income and Changes in Plan Equity.

     FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosures about fair value for all financial investments of the Plan. All instruments, other than the investment contracts in Fund C, are reported at fair value and require no additional disclosure. The fair value of investment contracts as of December 31, 1993 is approximately $70,000,000. Fair value was determined using a discounted cash flows analysis assuming market rates for similar contracts. However, the fair value disclosed is not that which would be realized due to restrictions on early redemption or sale of the contracts. The value of the ESOP note cannot be estimated because it is a special purpose loan made on non-standard terms which would have no value if transferred or exchanged.

     ADMINISTRATIVE EXPENSES

     With the exception of the PAYSOP sub-account under Fund ESOP, all expenses related to the purchase and sale of securities are paid out of the respective assets of such funds. All administrative expenses related to Fund L are paid by the Company. All other expenses (other than those paid by the Company) incurred in administering the Plan are generally charged, pro rata, to each of the respective funds. Up to $100,000 of expenses related to the PAYSOP sub-account under Fund ESOP are paid from the sub-account; thereafter, all expenses are paid by the Company.

3.   CERTAIN FEDERAL TAX MATTERS

     TAX STATUS OF THE PLAN

     The Internal Revenue Service (IRS) has issued a favorable determination letter stating that the Plan constitutes a qualified plan under Sections 401(a), 401(k) and 501(a) of the Code, and that the Plan qualifies as an ESOP under Section 4975(e)(7) and as a PAYSOP under Section 409. As such, the assets and investment gains of the Plan are exempt from federal income tax under Section 501(a) of the Code. The Company is entitled to a current deduction on its consolidated federal income tax return for its contributions to the Plan on behalf of employees.

                  ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


3.   CERTAIN FEDERAL TAX MATTERS (CONTINUED)

     LIMITS ON EMPLOYEE CONTRIBUTIONS

     The IRS imposed limitation on employee pre-tax contributions is $9,240 for 1994 and is subject to upward adjustment for any increases in the cost of living as determined under IRS regulations. The pre-tax contributions, the combined post-tax contributions and Employer Contributions allocated to participants who come within the classification of HCEs as defined in the Code may not exceed certain technical limits under Sections 401(k) and 401(m) of the Code. Generally, the allowable percentage of such contributions for the HCEs is dependent upon the percentage of contribu-tions made by all other employees. These limitations may have the effect of reducing the level of contributions initially selected by HCEs. Total Company and employee contributions may also be limited by Section 415 of the Code.

     TAX EFFECTS UPON PARTICIPANTS

     The federal income tax consequences analysis which follows includes relevant provisions of the Tax Reform Act of 1986. Under existing income tax law, qualification of the Plan has the following federal income tax consequences, in general:

     (a) A participant will not be subject to tax on Employer Contributions, pre-tax contributions or other employer contributions contributed to the Plan for his benefit, or earnings thereon, until such time as such amounts are distributed to him. Pre-tax contributions are subject to Social Security tax and are included as earnings to determine the participant's Social Security benefit. Pre-tax contributions are also used to determine the participant's benefit under any qualified retirement plans sponsored by the Company.

     (b) Lump sum distributions of Employer Contributions, pre-tax contri-butions, including earnings thereon, and earnings on post-tax contributions (exclusive of any net unrealized appreciation described below) consisting of cash or Oryx Common Stock, upon a participant's retirement, death, termination of employment or the occurrence of one of several other qualifying events will be subject to income tax and, possibly the additional ten percent federal tax described in paragraph
          (c). Certain large distributions may be partially subject to an additional federal tax. Distributions may be eligible for ten-year or five-year forward averaging and/or limited capital gains treatment on pre-1974 contributions, which could significantly reduce the tax on the distributions. Unless otherwise elected, net unrealized appreciation on Oryx Common Stock distributed as part of a lump sum distribution will not be taxed upon distribution but will be taxable when the recipient subsequently disposes of the Oryx Common Stock. A lump sum distribution or a portion thereof, excluding post-tax contributions, may be rolled over into an eligible retirement plan (including individual retirement plans), thereby deferring taxation on the portion rolled over until distribution from the eligible retirement plan. At such time, the distribution will be taxed at ordinary income tax rates if it is from an individual retirement plan, or possibly, in accordance with the special tax provisions discussed above if it is from an eligible retirement plan other than an individual retirement plan.

          If any portion of a payment to a participant is an eligible rollover distribution, the Plan is required by law to withhold 20 percent of that amount and remit it to the IRS as income tax withholding. The mandatory 20 percent withholding may be avoided if the eligible rollover distribution is paid directly from the Plan to an individual retirement plan or another eligible retirement plan.

                  ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


3.   CERTAIN FEDERAL TAX MATTERS (CONTINUED)

     TAX EFFECTS UPON PARTICIPANTS (CONTINUED)

     (c) In-service Plan asset (cash or Oryx Common Stock) withdrawals of pre-1987 post-tax contributions are not subject to income tax. Withdrawals of post-1986 post-tax contributions will be deemed to be withdrawals of both post-1986 post-tax contributions and earnings thereon with the latter subject to income tax. Such in-service withdrawals of Employer Contributions and other employer contributions, including earnings thereon and earnings on post-tax contributions, will also be subject to income tax when withdrawn. Taxable amounts will be taxed at ordinary income tax rates. In addition, with limited exceptions, taxable withdrawals will be subject to an additional ten percent federal tax if received before age 59 1/2, death, early retirement before age 55 or disability. Certain large distributions may be partially subject to an additional federal tax. Unless the participant elects otherwise, net unrealized appreciation will be subsequently taxed as described in paragraph (b).

          Any Fund ESOP dividend distributions paid to participants in accordance with Code Section 404(k) are subject to income tax at ordinary income tax rates, but are not subject to the additional ten percent federal tax. Pre-tax contributions, or earnings thereon, and the participant's PAYSOP subaccount under Fund ESOP cannot be withdrawn until retirement, death, termination of employment or the occurrence of one of several other qualifying events.

     (d) If a distribution consists of an annuity, the annuity generally will not be taxable at the time of distribution, but amounts received under such annuity will be taxed at ordinary income tax rates when received to the extent such amounts are not deemed to be a return of the participant's own post-tax contributions. If one of the exceptions described in paragraph (c) does not apply and generally if the payments are not substantially equal, the taxable amounts would also be subject to the additional ten percent federal tax. If the annuity forms part of a lump sum distribution, it will affect the tax payable on the distribution.

4.   ESOP NOTE

     On August 1, 1989, the Company borrowed $110 million by privately placing ESOP Notes. The ESOP Notes have original maturities ranging from 15 to 20 years and original interest rates ranging from 8.43% to 8.78%. Under the loan agreements, these interest rates are tied to the corporate tax rate. Effective January 1, 1993, the Revenue Reconciliation Act of 1993 increased the corporate tax rate from 34% to 35%, thus changing the interest rates on the ESOP Notes to range from 8.35% to 8.70%. The Company made an inside loan to the Plan equal to the proceeds from the issuance of the ESOP Notes for the purpose of acquiring Oryx Common Stock. The terms of the inside loan are substantially similar to the terms of the ESOP Notes of the Company. In December, 1989, the Plan completed the purchase of 2,864,805 shares at an average price of $38.40. This Oryx Common Stock is held by the Plan (Fund L) in an unallocated suspense account. Employer Contribu-tions are made to the Plan to fund quarterly loan repayments on the inside loan. Shares are released from the suspense account as the loan is repaid and are allocated to eligible participants. No participant contributions will be required or permitted in paying off the loan. At December 31, 1993 and 1992, there were 2,298,974 and 2,434,775 shares of Oryx Common Stock with a market value of $39,657,306 and $47,782,468 held in the unallocated suspense account. Fund L interest and any dividend income are used for debt service. Interest expense incurred by the Plan on debt with the Company was $8,819,343, $9,059,545 and $9,217,698 in 1993, 1992 and 1991.

     ESOP Note maturities are $2.675 million, $3 million, $3.4 million, $3.825 million and $4.325 million for each of the years 1994 through 1998.

                  ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


5.   SUPPLEMENTAL FUND INFORMATION

     REALIZED GAINS (LOSSES) ON INVESTMENTS

     The realized gains (losses) on investments for each of the three years in the period ended December 31, 1993, were as follows:

                           1993                                       1992                                     1991
          --------------------------------------       ----------------------------------     -----------------------------------
                                           NET                                      NET                                   NET
                                        REALIZED                                 REALIZED                              REALIZED
             AMOUNT       AVERAGE         GAIN          AMOUNT        AVERAGE      GAIN         AMOUNT       AVERAGE     GAIN
FUND        REALIZED       COST          (LOSS)        REALIZED        COST       (LOSS)       REALIZED       COST      (LOSS)
- - - - - -----       --------      -------       --------       ---------      -------    --------      ---------     -------    -------
A         $12,585,739   $7,469,257     $5,116,482     $2,599,955    $1,594,461  $1,005,494    $  137,434   $   83,565 $   53,869
B          11,158,049    8,989,569      2,168,480      2,099,524     1,815,232     284,292       113,095      113,273       (178)
D           1,151,041    1,843,797       (692,756)     1,031,150     1,702,417    (671,267)      471,125      560,835    (89,710)
ESOP        4,968,423    6,108,252     (1,139,829)     8,842,442     9,899,835  (1,057,393)    8,212,708    5,956,312  2,256,396
L             959,284    1,701,233       (741,949)     1,977,744     3,511,278  (1,533,534)      592,815      679,631    (86,816)
                                       ----------                               ----------                             ----------
Total Realized Gain (Loss)             $4,710,428                              ($1,972,408)                            $2,133,561
                                       ----------                               ----------                             ----------
                                       ----------                               ----------                             ----------


     UNREALIZED APPRECIATION (DEPRECIATION) OF INVESTMENTS

     The changes in unrealized appreciation (depreciation) of investments for each of the three years in the period ended December 31, 1993, were as follows:

                                                                           1993                  1992                 1991
                                                                           ----                  ----                 ----
     Beginning of Year . . . . . . . . . . . . . . . . . . . . .      ($54,253,555)         ($30,680,981)         $14,877,387
     Unrealized Appreciation (Depreciation) for Year . . . . . .       (12,004,320)          (23,572,574)          (45,558,368)
                                                                      ------------          ------------          ------------
     End of Year . . . . . . . . . . . . . . . . . . . . . . . .      ($66,257,875)         ($54,253,555)         ($30,680,981)
                                                                      ------------          ------------          ------------
                                                                      ------------          ------------          ------------


6.   TRANSFERS FROM THE PLAN

     During May and June, 1991, the Plan transferred amounts totaling $716,848 to a separately maintained, interest-bearing account held by Bankers Trust Company. Segregation of these funds was done to administratively facilitate the transfer of the Plan account balances of certain employees who, in 1991, became employees of Atlantic Richfield Company (ARCO) in connection with the purchase by ARCO of certain Company assets.

     Interest income totaling $5,917 was earned on the account and was credited to the related participant accounts on a pro rata basis. This interest income is not reflected in the Plan's Statement of Income and Changes in Plan Equity for the year ended December 31, 1991.

     Upon completion of the final accounting for these participants, the entire balance held in the account of $722,765 was transferred to the ARCO plan trustee on July 1, 1991. No further investment activity will be associated with this account.

                                INDEX TO EXHIBITS


     EXHIBIT
     NUMBER              EXHIBIT
     -------             -------

        a           Consent of Independent Accountants

                                                                      EXHIBIT a


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of the Oryx Energy Company Capital Accumulation Plan on Form S-8 (Registration No. 33-24918) of our report dated June 17, 1994, included in this Form 10-K/A, on our audits of the financial statements of the Oryx Energy Company Capital Accumulation Plan as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993.



                                                       Coopers & Lybrand


Dallas, Texas
June 17, 1994